EXHIBIT 99.1

PROXY	MULTILINK TECHNOLOGY CORPORATION CLASS A COMMON STOCK	PROXY

Special Meeting of Shareholders, August 19, 2003

This Proxy is Solicited on Behalf of the Board of Directors of

Multilink Technology Corporation

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Shareholders to be held August 19, 2003 and the Proxy Statement/Prospectus, and appoints Richard N. Nottenburg and Frank Probst, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Multilink Technology Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Shareholders of the Company to be held at 300 Atrium Drive, Somerset, New Jersey 08873, on August 19, 2003 at 10:00 a.m. Eastern Time and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

1.	To approve an Agreement and Plan of Merger dated as of June 9, 2003, among Vitesse Semiconductor Corporation, Margaux Acquisition Corporation, a wholly owned subsidiary of Vitesse, and the Company, and the merger and other transactions contemplated thereby; and

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the listed proposal. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted in favor of the listed proposal.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

Note:	Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.	(Print name(s) on certificate)

Please sign your name(s) (Authorized Signature(s))
Date:
This Proxy must be signed and dated to be valid.